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FOR RELEASE:  WEDNESDAY, JUNE 19, 1997


             ZEGLIS APPOINTED VICE CHAIRMAN AND MEMBER OF AT&T BOARD

NEW YORK -- AT&T today announced the election of John D. Zeglis as a member and vice chairman of its Board of Directors.

         Zeglis, 50, will continue to be responsible for corporate strategy, business development, external affairs and human resources and will also continue as the company's General Counsel. He is a member of the company's Chairman's Office along with Chairman and CEO, Robert E. Allen, President and Chief Operating Officer, John Walter, and Senior Executive Vice President and Chief Financial Officer, Dan Somers.

         "John's election to the Board reflects their recognition of the vital role he has played within AT&T at every critical point in our history over the last thirteen and a half years," Allen said. "He has an unbroken track record of progressively handling greater responsibility with accomplishment and distinction."

         "John Walter and I both highly value John's counsel. In our industry, matters of business strategy, law, public policy, and external affairs are nearly always intertwined. He will advise me and the Board on mission-critical business strategy and development that furthers our goal of offering our customers `any distance' communications services."

         Zeglis joined AT&T in 1984 from the Chicago law firm of Sidley & Austin where he was a partner. He is a graduate of the University of Illinois and received his law degree magna cum laude from Harvard Law School where he was a senior editor of the Harvard Law Review.

         He is Chairman of the Board of Trustees of the George Washington University, a trustee of the Brookings Institution, and a trustee of the Culver Educational Foundation in Culver, Indiana. He is also a director of the Helmerich and Payne Corporation in Tulsa, Oklahoma, and the Illinova Corporation in Decatur, Illinois.